                                                                   EXHIBIT 10.13

                            [RECOVERY NETWORK LOGO]



January 26, 1999

John Wheeler
The Recovery Network, Inc.
1411 Fifth Street, Suite 200
Santa Monica, California 90401



         Re: Letter Agreement



Dear John:

         We are pleased to confirm by this Letter Agreement (the "Agreement") the terms and conditions upon which The Recovery Network, Inc. (the "Company") has engaged agent ("Agent") to assist us in the financing generally described as the "Cable TV Industry Proposal" (the "Financing"). The Company engages Agent upon the terms and conditions set forth below.

1. THE SERVICES

Agent shall render the following services (hereinafter, "Services") to the Company and provide written reports to the Company with respect thereto as requested by the Company at reasonable benchmarks throughout the term hereof.

a. Agent will use his best efforts to assist and represent the Company in obtaining long term financing.

b. Agent agrees to use his best efforts to assist in the introduction to, and negotiation of the financing with certain potential investors ("Investors"). Said Investors are listed on EXHIBIT A, attached hereto. This Agreement applies only to these Investors.

c. Agent shall render the services described above, under direct supervision by the Company and at such time and in such manner as Agent and the Company may deem appropriate.

2.       COMPENSATION, FEES AND EXPENSES

a.       Agent shall be paid, as follows:

         (i.) A cash fee ("Fee") equal to Four percent (4%) of the total financing received by the Company.

         (ii.) The Board of Directors of the Company or a representative selected by the Board of Directors, reserves the right to negotiate whatever financing terms it deems are in its best interest and shall be under no obligation to accept any financing or offers from any Investors.

b. Payment of the Fee shall be due only upon receipt by the Company of some or all of the financing amount from Investors, and accepted by the Company, and such payment shall be made at the time of closing of such financing. If there are multiple closings, payment shall be made at each such closing in an amount equal to the applicable Fee relating to the value of the financing involved at such closing.



               1411 5th Street, Suite 200, Santa Monica, CA 90401
                          t 310 393 3979 f 310 393 5749

                            www.recoverynetwork.com

Letter Agreement
Page 2



c. All expenses, approved in advance, incurred by Agent in connection with your performance of this agreement shall be immediately payable upon submission by Agent of an expense report accompanied by appropriate receipts. Upon mutual agreement, arrangements will be made to provide Agent with an advance on expenses, on the condition, that Agent will promptly submit expense reports in the customary format of the Company relating to such advances.

d. Notwithstanding the foregoing, as additional compensation for Agent's efforts to introduce and participate in negotiations with the Investors, the Company agrees to issue and deliver to Agent Seventy-five Thousand (75,000) shares of Company' Common Stock, immediately upon acceptance of this Agreement.

3.       TERM

Either party may terminate this Agreement and the Services provided hereunder.

In the event, that the Company terminates this Agreement and the Services provided hereunder, and within one (1) year from the date of such termination die Company effects a financing or sale of the assets or completes a transaction with Investors introduced to the Company by Agent, the Company shall pay to Agent the incentive fees payable with respect to such financing or sale of assets or completed transaction, as the case may be, upon the Closing of such financing or sale, or completed transaction.

4.       GENERAL TERMS

This Letter Agreement (i) constitutes the entire agreement between the parties and may be amended only in writing executed by both parties; (ii) shall be governed in accordance with the laws of the state of Colorado without giving effect to the principles of conflicts of laws; and (iii) shall be effective as of the date hereof.

Enclosed are two copies of this Letter Agreement executed by the Company. Please sign and return one copy to the Company to acknowledge acceptance of its terms, and retain one copy for your records. Each copy shall constitute a duplicate original execution.



Sincerely,

THE RECOVERY NETWORK, INC.


/s/ GARY HOROWITZ
--------------------------------
Gary Horowitz
President & CEO



Accepted and Agreed this 29th day of January , 1999.

AGENT



/s/ JOHN WHELLER
----------------------------------
John Wheller

Letter Agreement
Page 3



                                    EXHIBIT A



Investor(s)                                                           RNet Approval
-----------                                                           -------------
Cablevision - Dolan                                                        Yes
Insight Communications                                                     Yes
Sutton/Waller Fund                                                         Yes
Adelphia                                                                   Yes
Steeplechase                                                               Yes
Microsoft                                                                  Yes
Bill Daniels                                                               Yes



*Other names may be added upon mutual consent.



Initialed:



/s/ JOHN Wheeler
----------------------------------
John Wheeler



----------------------------------
Gary Horowitz